Results of Shareholder Meeting

A special meeting of shareholders of the Trust was held on July 29, 2011.

The matters voted on by the shareholders of record as of May 31, 2011 (the Record Date) was the approval of a new investment advisory agreement for the Fund and election of Trustees. The number of shares outstanding for the Fund as of the Record Date was 1,449,461.

With respect to the proposal to approve the new investment advisory agreement for the Fund the results of the vote were as follows:

FOR
AGAINST
ABSTAIN
1,441,354
0
0


With respect to the proposal to elect the Trustees of the Fund the results of the vote were as follows:

FOR
AGAINST
ABSTAIN
1,441,354
0
0





Ziegler Lotsoff Capital Management Investment
Trust
Other Information (Unaudited)